EXHIBIT 1.2

THE RYLAND GROUP, INC.

(a Maryland corporation)

$230,000,000

8.4% Senior Notes due 2017

Terms Agreement

April 30, 2009

To:	The Ryland Group, Inc.
24025 Park Sorrento
Suite 400
Calabasas, California 91302

Dear Sirs:

Reference is made to The Ryland Group, Inc. Debt Securities Second Amended and Restated Underwriting Agreement Basic Provisions, dated May 30, 2006 (the “Underwriting Agreement”).  This Agreement is the Terms Agreement referred to in the Underwriting Agreement.  We offer to purchase, on and subject to the terms and conditions of the Underwriting Agreement, the following securities (“Securities”) on the following terms:

Title:	8.4% Senior Notes due 2017

Principal Amount to be Issued:	$230,000,000

Date of Maturity:	May 15, 2017

Interest Payment:	May 15 and November 15 of each year, commencing November 15, 2009

Public Offering Price:	98.006% of the aggregate principal amount plus accrued interest, if any, from and including May 5, 2009.

Purchase Price:	96.631% (payable in immediately available funds)

Underwriting Commission:	1.375%

Redemption Provisions:

The Securities may be redeemed by you in whole or in part at any time and from time to time at a redemption price equal to the greater of (1) 100% of the principal amount of the Securities being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities being redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (the yield to maturity of the United States Treasury security, selected by a primary U.S. Government securities dealer, having a maturity comparable to the remaining term of the Securities being redeemed) plus 50 basis points, plus, in each case, accrued and unpaid interest on the Securities to the redemption date.

Subsidiary Guarantees:	Fully and unconditionally guaranteed on an unsecured and unsubordinated basis by the subsidiaries listed on the signature page hereto.

Delayed Delivery Contracts:	None

Closing Date and Location:	May 5, 2009, 11:00 A.M. (New York Time); Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017

Joint Book-Running Managers and Representatives:	Citigroup Global Markets Inc.

Additional Co-Managers, if any:	Barclays Capital Inc. Morgan Keegan & Company, Inc. SunTrust Robinson Humphrey, Inc.

Additional Underwriters, if any:	None

All provisions contained in the Underwriting Agreement, a copy of which is attached hereto, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein.

The Company and the Subsidiary Guarantors jointly and severally represent and warrant to us that the representations and warranties of the Company and the Subsidiary Guarantors set forth in Section 1 of the Underwriting Agreement are accurate as though expressly made at and as of the date hereof.  Except as otherwise provided above, all of the provisions contained in the Underwriting Agreement, a copy of which is attached hereto as Annex A, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein.  Terms defined in such document are used herein as therein defined.  The term “registration statement” appearing in Section 1(a) of the Underwriting Agreement shall be deemed to refer to the Registration Statement on Form S-3 (file number 333-157170) initially filed with the Commission on February 6, 2009.

As contemplated by Section 2 of the Underwriting Agreement, attached as Schedule A hereto is a completed list of our underwriting commitment, which shall be a part of this Agreement and the Underwriting Agreement.  As contemplated by Section 1 of the Underwriting Agreement, attached as Schedule 1 hereto is a complete list of the Issuer Free Writing Prospectuses, which shall be a part of this Agreement and the Underwriting Agreement.

This Agreement shall be governed by the laws of the State of New York.

If the foregoing is in accordance with your understanding of the agreement between the Underwriters and you, please sign and return to the Underwriters a counterpart hereof, whereupon this instrument along with all counterparts and together with the Underwriting Agreement shall be a binding agreement between the Underwriters and you in accordance with its terms and the terms of the Underwriting Agreement.

Very truly yours,

CITIGROUP GLOBAL MARKETS, INC.

By: Citigroup Global Markets, Inc.

		By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

Acting on behalf of itself and the other several Underwriters named in Schedule A to the foregoing Agreement

Confirmed and accepted as of
the date first above written:

THE RYLAND GROUP, INC.

By:	/s/ Gordon A. Milne
Gordon A. Milne
Executive Vice President and
Chief Financial Officer

(Signature page continued on next page)

Confirmed and accepted as of
the date first above written:

Moore’s Orchard, LLC (1)

RH Builders of Indiana, Inc. (2)

RH Investment of Indiana, Inc. (2)

RH of Indiana, L.P. (3)

RH of Texas Limited Partnership (4)

RH Organization, Inc. (2)

Ryland Communities, Inc. (2)

Ryland Golf Course at the Colony, Inc. (2)

Ryland Homes Investment-Texas, Inc. (2)

Ryland Homes Nevada, LLC (5)

Ryland Homes of Texas, Inc. (2)

Ryland Homes of Arizona, Inc. (2)

Ryland Homes of California, Inc. (2)

Ryland Organization Company (2)

Ryland Ventures II, Inc. (2)

Ryland Ventures III, Inc. (2)

The Regency Organization, Inc. (2)

The Ryland Corporation (2)

(Signature page continued on next page)

(1)	By:	Ryland Ventures III, Inc.
Its: General Manager

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(2)	By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(3)	By:	RH Builders of Indiana, Inc.
Its: General Partner

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(4)	By:	Ryland Homes of Texas, Inc.
Its: General Partner

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

(5)	By:	The Ryland Group, Inc.
Its: Sole Member

		By:	/s/ Kimberly G. Nelson
Name: Kimberly G. Nelson
Title: Treasurer

SCHEDULE A

Underwriter	Principal Amount of Securities to be Purchased

Citigroup Global Markets Inc.	$184,000,000.00

Barclays Capital Inc.	$23,000,000.00

Morgan Keegan & Company, Inc.	$11,500,000.00

SunTrust Robinson Humphrey, Inc.	$11,500,000.00

Total	$230,000,000.00

SCHEDULE 1

Final Term Sheet dated April 30, 2009 relating to the 8.4% Senior Notes due 2017, as filed pursuant to Rule 433 under the Securities Act